Exhibit 8

Execution Version

ROLLOVER AND SUPPORT AGREEMENT

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 10, 2023, by and among:

1.	Achieve Holdings, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”);

2.	each person listed in the column titled “Supporting Shareholder” in Schedule A attached hereto (each, a “Lead Supporting Shareholder”);

3.

each person listed in the column titled “Other Supporting Shareholder” in Schedule A attached hereto (each, an “Other Supporting Shareholder” and, together with the Lead Supporting Shareholders, the “Supporting Shareholders” and each a “Supporting Shareholder”); and

4.	each person listed in the column titled “Beneficial Owner” in Schedule A attached hereto (each, a “Beneficial Owner”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

With respect to each Supporting Shareholder, the Beneficial Owner set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Beneficial Owner”. With respect to each Beneficial Owner, the Supporting Shareholder(s) set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Supporting Shareholder(s)”.

RECITALS

WHEREAS, Parent, Achieve Merger Sub, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Arco Platform Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, certain of the Beneficial Owners, Supporting Shareholders, Parent and Merger Sub entered into an Interim Investors Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which governs, among other matters, certain actions of the parties thereto with respect to the Merger Agreement, this Support Agreement, the Equity Commitment Letters and certain other matters including the sharing among the Investors (as defined therein) of expenses and any termination fee that may become payable by the Company to Parent or by Parent to the Company, as applicable;

WHEREAS, as of the date hereof, each Beneficial Owner or, in the case where a Supporting Shareholder has no Beneficial Owner, such Supporting Shareholder, is the “beneficial” owner (the term “beneficial” or “beneficially” or like expression shall have such meanings as defined under Rule 13d-3 of the Exchange Act) of certain (a) Class A Common Shares, par value US$0.00005 of the Company (“Class A Common Shares”) and/or (b) Class B Common Shares, par value US$0.00005 of the Company (“Class B Common Shares”, together with Class A Common Shares, “Shares”) as set forth in the column titled “Owned Shares” opposite the names of its or his Relevant Supporting Shareholder(s) and its name, respectively, in each case on Schedule A hereto (the “Owned Shares”). For the avoidance of doubt, any Shares issued to a Beneficial Owner or Supporting Shareholder upon conversion of vested Company RSUs or exercise of Company Options prior to the Effective Time shall be deemed Owned Shares of the applicable Supporting Shareholder for all purposes hereunder following such issuance and no Class A Common Shares issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028 (the “Convertible Notes”) shall be deemed Owned Shares unless such shares are issued. With respect to each Supporting Shareholder, the Owned Shares, together with any other Shares and securities of the Company owned (whether beneficially or of record) by it or him as of the date hereof or acquired (whether beneficially or of record) by it or him after the date hereof and prior to the earlier of the Effective Time and the termination of all of its or his obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company RSUs or Company Options, or warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its or his “Securities”; provided, that with respect to each Beneficial Owner, or, in the case where a Supporting Shareholder has no Beneficial Owner, such Supporting Shareholder, the Securities owned (whether beneficially or of record) by it or him and by all of its or his Relevant Supporting Shareholder(s) shall be collectively referred to herein as its or his “Securities”;

WHEREAS, in connection with the consummation of the Merger, (a) each Supporting Shareholder agrees to the contribution of such number of its or his Owned Shares as set forth in the column titled “Rollover Shares” opposite such Supporting Shareholder’s name on Schedule A hereto (the “Rollover Shares”) in exchange for newly issued Parent Shares (as defined below) immediately prior to the Closing, and (b) each Supporting Shareholder and Beneficial Owner agrees to vote the Securities at the Company Shareholders Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Supporting Shareholders and the Beneficial Owners are entering into this Agreement; and

WHEREAS, the Supporting Shareholders and the Beneficial Owners acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Shareholders and Beneficial Owners set forth in this Agreement.

WHEREAS, the parties hereto intend, for U.S. federal income tax purposes, for the Rollover Closing (defined below) to be treated as an exchange within the meaning of Section 351(a) of the Code and the regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Voting

Section 1.1 Voting. From and after the date hereof until the Expiration Time (as defined below), each of the Supporting Shareholders and the Beneficial Owners (solely in its or his capacity as Beneficial Owner of its or his Securities) irrevocably and unconditionally agrees that at the Company Shareholders Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) of this Section 1.1 is to be considered (and any adjournment or postponement thereof), it or he shall (i) appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of its or his Securities:

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b) against any Alternative Proposal or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by it or him of its or his obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (iv) any other action that would require the written consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent;

(d) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in this Agreement;

(e) in favor of any other matter necessary to effect the Transactions, including the Merger; and

(f) in favor of any adjournment or postponement of the Company Shareholders Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof).

Section 1.2 Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Interim Investors Agreement, each of the Supporting Shareholders and the Beneficial Owners hereby agrees that, from the date hereof until the Expiration Time, such person shall not, and shall cause its or his Affiliates not to, directly or indirectly:

(a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, charge, mortgage, grant, encumber, hypothecate or similarly assign or dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its or his Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of its or his Securities which (x) has, or could reasonably be expected to have, the effect of reducing or limiting such person’s economic interest in such Securities and/or (y) with respect to its or his Securities, grants a third party the right to vote or direct the voting of such Securities; provided, that a Supporting Shareholder or any of its Affiliates may settle or unwind any swap transaction disclosed by such Supporting Shareholder in a Schedule 13D filed with the SEC, as amended as of the date hereof; provided, further, that (i) each Sponsor may Transfer its Securities to an Affiliate provided such Affiliate agrees in writing to be bound by the terms of this Agreement as a Supporting Shareholder and (ii) each Founder may Transfer his Securities to his respective Permitted Transferees (as defined in the shareholders’ agreement term sheet attached as Exhibit C to the Interim Investors Agreement) provided any such Permitted Transferees agree in writing to be bound by the terms of this Agreement as a Supporting Shareholder;

(b) deposit any of its or his Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c) convert or exchange, or take any action which would result in the conversion or exchange of, any of its or his Securities;

(d) knowingly take any action that would make any representation or warranty of such person set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such persons from performing any of its or his obligations under this Agreement; or

(e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided, that neither this Section 1.2 nor any other provision of this Agreement shall prevent or restrict the issuance of Shares in connection with the settlement of Company RSUs in accordance with the terms and conditions of such Company RSUs or the exercise of any Company Options in accordance with the terms and conditions of such Company Options.

ARTICLE II

Rollover Shares

Section 2.1 Contribution of Rollover Shares. Subject to the terms and conditions set forth herein, including Section 2.2, each Supporting Shareholder agrees that, immediately prior to the Effective Time, contemporaneously with the subscription for Parent Shares (as defined below) in exchange for the contribution of cash to Parent by certain of the Supporting Shareholders or their Affiliates (such subscription, the “Cash Subscription”) all of its or his Rollover Shares shall be contributed, assigned, transferred and delivered to Parent, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the contribution, assignment, transfer and delivery to Parent thereof. Each Supporting Shareholder and its Relevant Beneficial Owner will take all actions necessary to cause the number of Rollover Shares opposite such Supporting Shareholder’s name on Schedule A hereto to be treated as set forth herein, subject to the terms and conditions set forth herein, including Section 2.2. Immediately prior to the Closing, in consideration for the contribution of the Rollover Shares held by each Supporting Shareholder in accordance with Section 2.1, Parent shall issue to such Supporting Shareholder (or, if designated by such Supporting Shareholder in writing, an Affiliate of such Supporting Shareholder) (a) in exchange for each such Rollover Share that is a Class A Common Share, one newly issued class A ordinary share of Parent, par value US$0.00005 per share (each a “Parent Class A Share”) and (b) in exchange for each such Rollover Share that is a Class B Common Share, one newly issued class B ordinary share of Parent, par value US$0.00005 per share (each a “Parent Class B Share”, and collectively with the Parent Class B Shares, “Parent Shares”). Each Supporting Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares pursuant to and in accordance with the foregoing sentence shall constitute complete satisfaction of all obligations towards or sums due to such Supporting Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Supporting Shareholder and cancelled at the Effective Time as contemplated by the Merger Agreement, and (ii) such Supporting Shareholder shall have no right to any Per Share Merger Consideration in respect of the Rollover Shares held by such Supporting Shareholder. No Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).

Section 2.2 Rollover Shares Adjustment. The Sponsors and Founders, acting together, may determine to reduce, in whole or in part, the amount of Rollover Shares of any Other Supporting Shareholder upon written notice given to such Other Supporting Shareholder at least four (4) Business Days prior to the Rollover Closing. Upon delivery of such notice, the number of Rollover Shares opposite such Other Supporting Shareholder’s name shall be reduced as provided in such notice as of immediately prior to the Rollover Closing; provided, that, to the extent that the Sponsors or their respective EC Investors do not fund at or prior to the Closing such additional amount of equity financing necessary to consummate the Closing, the corresponding reduction of the amount of Rollover Shares pursuant to this Section 2.2 shall be null and void and all of the Rollover Shares opposite such Other Supporting Shareholder’s name on Schedule A hereto shall remain Rollover Shares. The notice to the Other Supporting Shareholder shall state the name of the Sponsor or EC Investor (as defined in the Interim Investors Agreement) that will fund the reduction of Rollover Shares and the number of Rollover Shares by which Schedule A shall be reduced for such Other Supporting Shareholder.

Section 2.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible, in accordance with the Interim Investors Agreement) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place contemporaneously with the Cash Subscription and immediately prior to the Effective Time as contemplated by the Merger Agreement. For the avoidance of doubt, Schedule A sets forth opposite each Supporting Shareholder’s name the number and class of Rollover Shares of such Supporting Shareholder which shall be all the Shares owned by such Supporting Shareholder as of the date hereof.

Section 2.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Rollover Closing, (i) each Supporting Shareholder and any agent of such Supporting Shareholder holding certificates evidencing any Rollover Shares (if any) shall deliver or cause to be delivered to Parent such certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement and (ii) each Supporting Shareholder shall deliver duly executed instruments of transfer (if required under the Laws of the Cayman Islands or the constitutional documents of the Company) in respect of his or its Rollover Shares to Parent or another person as Parent may direct in writing, in form reasonably acceptable to Parent; such certificates and instruments shall be held by Parent or any agent authorized by Parent until the Rollover Closing.

Section 2.5 Effect of the Merger on Rollover Shares. Parent agrees that it shall not have the right to receive the Per Share Merger Consideration in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and, at the Effective Time, each Rollover Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

ARTICLE III

Representations, Warranties and Covenants of the Beneficial Owners and the Supporting Shareholders

Section 3.1 Representations and Warranties. Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly, represents and warrants to Parent that, as of the date hereof and as of the Rollover Closing:

(a) such Person has the requisite power and authority to execute and deliver this Agreement, to perform such Person’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) if such Supporting Shareholder is not a natural person, such Supporting Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(c) this Agreement has been duly executed and delivered by such Person and, if such Person is not a natural person, the execution, delivery and performance of this Agreement by such Person, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Person and no other corporate or similar actions or proceedings on the part of such Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(d) assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Person, enforceable against such Person in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity);

(e) except as contemplated hereby or disclosed in a Schedule 13D filed with the SEC by a Supporting Shareholder, as amended as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it or he is a party relating to the pledge, disposition or voting of any of its or his Owned Shares and its or his Owned Shares are not subject to any voting trust agreement or other Contract to which it or him or its Relevant Beneficial Owner is a party restricting or otherwise relating to the voting or Transfer of such Owned Shares, other than any Lien which will be discharged on or prior to the Rollover Closing, any restriction created by this Agreement or the voting power granted by it or him to its or his Relevant Beneficial Owner;

(f) such Supporting Shareholder:

(i) (x) is and, immediately prior to the Rollover Closing will be the beneficial owner of, and has and, immediately prior to the Rollover Closing will have good and valid title to, its or his Owned Shares and/or Vested Company RSUs, as applicable, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Supporting Shareholder and its Relevant Beneficial Owner of its or his obligations under this Agreement, and (y) has and, as of the Rollover Closing will have, sole or shared (together with its or his Affiliates and/or its or his Relevant Beneficial Owner) voting power, power of disposition, and power to control dissenter’s rights, with respect to all of its or his Owned Shares, with no limitations, qualifications, or restrictions on such rights, in each case of the foregoing clauses (x) and (y), subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement and the Interim Investors Agreement, and excluding any Lien which will be discharged on or prior to the Rollover Closing or as created by this Agreement;

(ii) except as expressly permitted hereunder, has not Transferred any interest in any of its or his Owned Shares or Vested Company RSUs, as applicable, other than any Lien which will be discharged on or prior to the Rollover Closing or as contemplated by this Agreement; and

(iii) has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Owned Shares, except the voting power granted by it or him to its or his Relevant Beneficial Owner or as contemplated by this Agreement;

(g) other than its or his Owned Shares, any convertible notes of the Company held by such Person or as disclosed in a Schedule 13D filed with the SEC by such Supporting Shareholder, as amended as of the date hereof, and with respect to any Person who is an employee or service provider of the Company, any Vested Company RSUs or Company Options (if and as applicable), such Person does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(h) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Person for the execution, delivery and performance of this Agreement by such Person or the consummation by such Person of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Person, nor the consummation by such Person of the transactions contemplated hereby, nor compliance by such Person with any of the provisions hereof shall (x), if such Person is not a natural person, conflict with or violate any provision of the organizational documents of such Person, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Person pursuant to, any Contract to which such Person is a party or by which such Person or any property or asset of such Person is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Person of its or his obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Person or any of such Person’s properties or assets;

(i) as of the date hereof, there is no Action pending against such Supporting Shareholder or, to the knowledge of such Supporting Shareholder, threatened against such Supporting Shareholder that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Supporting Shareholder of its or his obligations under this Agreement;

(j) such Supporting Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Supporting Shareholder acknowledges that it has been advised to discuss with its or his own counsel the meaning and legal consequences of the representations and warranties of such Person in this Agreement and the transactions contemplated hereby; and

(k) such Supporting Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Supporting Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Person contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Person of its or his obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Person may have with respect to such Person’s Securities (including, without limitation, any rights under Section 238 of the CICA);

(c) agrees not to initiate any Action seeking to enjoin, prevent or delay the Merger or any of the transactions contemplated thereby or claiming that the Per Share Merger Consideration is not fair to the Company’s shareholders;

(d) agrees to permit the Company to publish and disclose in a Rule 13e-3 Transaction Statement on Schedule 13E-3, which will include the Proxy Statement as an exhibit (including all documents filed with the SEC in accordance therewith), such Person’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Person’s commitments, arrangements and understandings under this Agreement, in each case, if Parent reasonably determines it is required by applicable Law or the SEC (or its staff); provided, that the Company has provided such Sponsor or Founder and its or his counsel with a reasonable opportunity to review and comment on the foregoing documents and given due consideration to all reasonable additions, deletions or changes suggested thereto to the extent such Supporting Shareholder is a filer pursuant to Schedule 13E-3;

(e) agrees and covenants that such Person shall not acquire any new Shares and other securities of the Company, including, without limitation, by purchase, exchange or change of such shares, combination, reclassification or upon exercise or conversion of any securities of the Company after the date hereof, but excluding any Shares issued as a result of a share dividend, share split or recapitalization; provided, that the foregoing shall not apply to the issuance of Shares upon conversion of the Convertible Notes, in connection with the settlement of Company RSUs in accordance with the terms and conditions thereof or the exercise of Company Options in accordance with the terms and conditions thereof, or any issuance of new Shares by the Company;

(f) agrees that, upon request of Parent, such Person shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement; and

(g) agrees further the Parent Shares issued hereunder will be subject to terms and conditions determined in accordance with the Interim Investors Agreement (including a shareholders agreement of Parent or other definitive governance or similar agreements governing the relationship between the shareholders of Parent following the Rollover Closing) and such Person shall enter into any such agreement in accordance with the Interim Investors Agreement.

ARTICLE IV

Representations and Warranties of Parent

Section 4.1 Parent represents and warrants to each Supporting Shareholder and each Beneficial Owner that as of the date hereof and as of the Rollover Closing:

(a) Parent is an exempted company with limited liability incorporated under the Laws of the Cayman Islands duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity);

(b) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (x) conflict with or violate any provision of the organizational documents of Parent, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets;

(c) at and immediately after the Rollover Closing, the Parent Shares (x) issued pursuant to Section 2.1 and (y) to be issued to the Sponsors at the Closing pursuant to the Equity Commitment Letters shall be all of the Parent Shares outstanding at and immediately after the Rollover Closing;

(d) except as contemplated by the Merger Agreement, the Equity Commitment Letters, the Interim Investors Agreement or otherwise agreed to by the parties hereto, at and immediately after the Rollover Closing, there shall be no (i) options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities;

(e) Merger Sub is wholly-owned by Parent;

(f) at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Parent; and

(g) Parent and Merger Sub have no, and prior to the Effective Time, will have no, assets (including any equity or other interest in any Person other than Parent’s equity interests in Merger Sub), liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement, the Merger Agreement and the Transactions

ARTICLE V

Termination

Section 5.1 This Agreement, and the obligations of a Supporting Shareholder or a Beneficial Owner hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of such Supporting Shareholder or its Relevant Beneficial Owner, on one hand, and Parent, on the other hand, to the extent approved by all Sponsors and Founders (such time, the “Expiration Time”); provided, that this Article V and Article VI shall survive any termination of this Agreement; provided, further, that Section 1.1 shall survive through the two-month anniversary of the termination of the Merger Agreement in accordance with its terms. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Supporting Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI

Miscellaneous

Section 6.1 Joint Liability.

(a) Each Beneficial Owner shall cause its or his Relevant Supporting Shareholder(s) to perform its or his obligations under this Agreement, including without limitation, such Supporting Shareholder(s)’ obligations under Article I above.

(b) Notwithstanding anything to the contrary, each Beneficial Owner and its or his Relevant Supporting Shareholder(s) shall be jointly and severally liable with each other with respect to all representations, warranties, covenants and agreements of such parties under this Agreement, and no Supporting Shareholder shall be jointly or severally liable with any other Supporting Shareholder or Beneficial Owner.

Section 6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by electronic mail or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2).

Section 6.3 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Founders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the other parties hereto, except that (i) Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable, and (ii) any Supporting Shareholder may assign this Agreement to an Affiliate of such Supporting Shareholder solely in connection with the Transfer of Shares to such Affiliate and provided such Affiliate agrees in writing to be bound by the terms of this Agreement as a Supporting Shareholder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Beneficial Owner, its or his estate, heirs, beneficiaries, personal representatives and executors.

Section 6.5 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.6 Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby as permitted by or provided in the Merger Agreement and each Supporting Shareholder may disclose the existence and content of this Agreement to any such Supporting Shareholder’s Non-Recourse Party (as defined in the Equity Commitment Letters) which needs to know of the existence of this Agreement and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 6.6.

Section 6.7 No Ownership Interest; No Inconsistent Actions. Nothing contained in this Agreement shall be deemed to (prior to the contribution contemplated by Section 2.1) vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Rollover Shares. All rights, ownership and economic benefits of and relating to the Rollover Shares shall remain vested in and belong to the Supporting Shareholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct a Supporting Shareholder in the voting of any of the Owned Shares, except as expressly provided herein.

Section 6.8 Shareholder Capacity. Nothing in this Agreement shall be construed as limiting or restricting either of the Founders or any representative of General Atlantic Partners (Bermuda) H, L.P. on the board of directors of the Company (the “Company Board”) in acting solely in his or her capacity as the chairman of the Company Board or as an officer and/or a director of the Company (and not in his or her capacity as a representative of a shareholder or its Affiliate) and exercising his or her fiduciary duties and responsibilities solely in his or her capacity as such.

Section 6.9 Entire Agreement. This Agreement, taken together with the Merger Agreement, the Equity Commitment Letters and the Interim Investors Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the transactions contemplated hereby and thereby.

Section 6.10 Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties any rights or remedies except as specifically set forth in this Agreement.

Section 6.11 Expenses. Except as provided in the Interim Investors Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement.

Section 6.12 Power of Attorney. Each Supporting Shareholder, by its execution of this Agreement, hereby irrevocably makes, constitutes and appoints Parent (and such other persons as may from time to time be designated by Parent) with full power of substitution and resubstitution, such Supporting Shareholder’s true and lawful proxy, agent and attorneyâ€‘inâ€‘fact, with full power and authority in such Supporting Shareholder’s name, place and stead, to execute, swear to, acknowledge, deliver, file and record all instruments and other documents and do such other acts which Parent reasonably deems appropriate or necessary to effect or evidence contribution and deposit of the Rollover Shares in accordance with Article 2 hereunder, the voting of its Securities in accordance with Section 1.1 hereunder, and the other actions and obligations required of such Supporting Shareholder pursuant to and in accordance with this Agreement, and such power of attorney may be exercised at any time and from time to time. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive such Supporting Shareholder’s death, disability, incapacity, dissolution, bankruptcy, insolvency or termination and the transfer of all or any portion of the Shares and shall extend to such Supporting Shareholder’s heirs, successors, assigns and personal representatives, and any person dealing with Parent may conclusively and absolutely rely, without inquiry, upon any act of the Parent as the act of Parent in the matters referred to in this Section 6.12. Other than as provided in this Section 6.12, each Supporting Shareholder shall not, directly or indirectly, grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of Supporting Shareholder Shares. Parent may terminate this proxy with respect to any Supporting Shareholder at any time at its sole election by written notice provided to the Supporting Shareholder.

Section 6.13 Miscellaneous. This Agreement shall be subject to all general terms and conditions contained in Sections 9.04, 9.05, 9.06, 9.08, 9.10(a) and 9.11 of the Merger Agreement, mutatis mutandis.

Section 6.14 Intended Tax Treatment. Parent and each Supporting Shareholder agree to file any and all Tax Returns in a manner consistent consistent with the Intended Tax Treatment and to otherwise report the transactions contemplated by this Agreement and the Merger Agreement in a manner consistent with the Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313 of the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ACHIEVE HOLDINGS

By:	/s/ Rodrigo Catunda
Name:	Rodrigo Catunda
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OTO BRASIL DE SÁ CAVALCANTE

/s/ Oto Brasil de sá Cavalcante

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ARI DE SÁ CAVALCANTE NETO

/s/ Ari de sá Cavalcante Neto

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ASCN INVESTMENTS LTD

By:	/s/ Ari de sá Cavalcante Neto
Name:	Ari de sá Cavalcante Neto
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OSC INVESTMENTS LTD.

By:	/s/ Oto Brasil de sá Cavalcante
Name:	Oto Brasil de sá Cavalcante
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ARCHERY DF HOLDINGS, LP

By: Dragoneer CF GP, LLC, its General Partner

By:	/s/ Michael Dimitruk
Name:	Michael Dimitruk
Title:	Vice President

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

GENERAL ATLANTIC ARCO (BERMUDA) 2, L.P.

By: General Atlantic (SPV) GP (Bermuda), LLC, its General Partner

By: General Atlantic GenPar (Bermuda) L.P., its managing member

By: GAP (Bermuda) L.P., its General Partner

By:	/s/ Kelly Pettit
Name:	Kelly Pettit
Title:	Managing Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

WISHBONE MANAGEMNET, LP

By:	/s/ John Harris
Name: John Harris
Title: Managing Partner, Wishbone Management, LP

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

KEENAN CAPITAL FUND, LP

By:	Keenan Capital GP, LLC, a Delaware limited liability company, ifs General Partner

By:	/s/ Charles James Keenan IV
Name: Charles James Keenan IV
Title: Manager of Keenan Capital GP, LLC, General Partner of Keenan Fund LP

[Signature Page to Rollover and Support Agreement]